MIDLAND CAPITAL HOLDINGS CORPORATION

                                   EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                            Three Months Ended
                                                               September 30,
                                                             2003         2002
                                                           --------     --------

Net Income                                                 $546,877     $210,717
                                                           ========     ========

Weighted average common shares outstanding
  for basic computation                                     372,600      363,975
                                                           ========     ========

Basic earnings per share                                   $   1.47     $   0.58
                                                           ========     ========

Weighted average common shares outstanding
  for basic computation                                     372,600      363,975

Common stock equivalents due to dilutive effect
  of stock options                                               --        4,508
                                                           --------     --------

Weighted average common shares and equivalents
  Outstanding for diluted computation                       372,600      368,483
                                                           ========     ========

Diluted earnings per share                                 $   1.47     $   0.57
                                                           ========     ========